UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  September 1, 2005

MAIR HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-17895	41-1616499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Fifth Street Towers, Suite 1360

150 South Fifth Street

Minneapolis, MN  55402

(Address of Principal Executive Offices, including Zip Code)

(612) 333-0021

Registrant’s Telephone Number, including Area Code

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 1, 2005, Mesaba Aviation, Inc. (“Mesaba”), a wholly-owned subsidiary of MAIR Holdings, Inc. (the “Company”), publicly announced that Mesaba entered into a ten-year definitive Airline Services Agreement with Northwest Airlines, Inc. (“Northwest”).  Under the Airline Services Agreement, Mesaba agreed to provide regional airline services to Northwest utilizing its existing fleet of Saab 340 and Avro Regional Jet aircraft, as well as a new fleet of Bombardier CRJ-200 regional jets.  The new Airline Services Agreement replaces the Company’s existing agreements covering the Saab and Avro aircraft.

Contemporaneous with the Airline Services Agreement, the Company and Northwest entered into a separate agreement under which Northwest’s existing right to nominate three directors for election to the Company’s Board of Directors was continued for as long as the new Airline Services Agreement remains in effect.  The Company also agreed to replace Northwest’s existing warrants with an Amended and Restated Warrant.  The new ten-year warrant is exercisable for an aggregate of 4,112,500 shares of the Company’s common stock at an exercise price of $8.74 per share.  Sixty percent of the shares issuable upon exercise of the warrant vest upon the delivery of the 15th CRJ aircraft to the Company, and an additional 4% of the shares vest with each subsequent delivery of the next ten CRJ aircraft.  The Company also entered into a Registration Rights Agreement with Northwest, pursuant to which the Company agreed to register for resale shares of the Company’s common stock currently owned by Northwest, as well as shares of such stock issuable to Northwest upon exercise of the Amended and Restated Warrant.

In addition to the shares of common stock Northwest may acquire upon exercise of the Amended and Restated Warrant, Northwest currently owns over 25% of the Company’s outstanding shares of common stock.

On September 1, 2005, Mesaba issued a press release announcing the execution of the Airline Services Agreement and the related transactions, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(c)       Exhibits.

99.1               Press Release dated September 1, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2005	By	/s/ Ruth M. Timm
Ruth M. Timm
	Its	Vice President, General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated September 1, 2005